Exhibit 99.3


California U.S. Holdings, Inc.
417 Fifth Avenue
New York, NY 10016

Ladies and Gentlemen:

          The undersigned, ________________________________ (the "Purchaser"),
hereby confirms its agreement with you as follows:
          1. This Agreement is made as of January [13], 2005 between the Purchaser and California U.S. Holdings, Inc., a California corporation (the "Seller").
          2. The Seller is the record and beneficial owner of 71,251,784 shares of common stock, par value $.01 per share ("Common Stock"), of Atari, Inc., a Delaware corporation ("Atari"), and intends to sell to two or more buyers, including the Purchaser, an aggregate of up to 11,000,000 fully paid and nonassessable shares of Common Stock (the "Shares"). The proposed sale of the Shares has been registered under the Securities Act of 1933, as amended, pursuant to Atari's Registration Statement on Form S-3 (No. 333-117136) (the "Registration Statement"). The Registration Statement was declared effective on August 20, 2004, remains effective on the date hereof and will be effective at the time of the Closing (as defined below).
          3. The Seller and the Purchaser agree that the Purchaser will purchase from the Seller and the Seller will sell to the Purchaser _________ Shares (the "Purchaser Shares") for a purchase price of $____ per Share, or an aggregate purchase price of $__________. The Purchaser acknowledges that the offering of the Shares is not a firm commitment underwriting and that there is no minimum offering amount.
          4. The completion of the purchase and sale of the Purchaser Shares (the "Closing") will occur on January [14], 2005. At or prior to the Closing, the Purchaser will deliver to Wedbush Morgan Securities Inc., as agent for the Seller ("WMS"), a Federal Funds wire transfer in the full amount of the purchase price for the Purchaser Shares. At the Closing, the Seller will cause to be delivered to the Purchaser, using customary book-entry and/or physical delivery procedures, the number of Shares as set forth above in Section 3 against delivery to the Seller by WMS of a Federal Funds wire transfer in the amount of the purchase price, net of agents' fees and expenses, for the Purchaser Shares.
          5. The Purchaser hereby confirms receipt of the Prospectus Supplement dated January 12, 2005 and the related Prospectus dated August 24, 2004 (collectively, the "Prospectus") of Atari delivered physically or by email to the Purchaser accompanied by this Agreement. The Purchaser confirms that it has had full access to the Prospectus and has been fully able to read, review, download and print the Prospectus.
          6. Each of the Seller and the Purchaser represents and warrants to the other party that, as of the date hereof and the time of the Closing, (a) it has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (b) this Agreement constitutes a valid and binding obligation of such party, enforceable against it in accordance with the terms of this Agreement.


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          7. The Purchaser acknowledges and agrees that nothing in the
Prospectus, this Agreement or any other materials presented to the Purchaser in connection with the purchase and sale of the Purchaser Shares constitutes legal, tax or investment advice. The Purchaser represents and warrants that, as of the date hereof and the time of the Closing, it has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares and acknowledges that it is not relying on WMS to perform due diligence or any other investigation and that no accountant's "comfort letter" will be delivered in connection with the transactions contemplated hereby. The Purchaser acknowledges that it has requested that it not be provided any material nonpublic information.
          8. The Seller represents and warrants that, as of the date hereof and the time of the Closing, (a) it has good and valid title to the Purchaser Shares and the legal right and power, and all authorizations and approvals required by law and under its charter and bylaws, to sell, transfer and deliver the Purchaser Shares hereunder, (b) delivery of and payment for the Purchaser Shares hereunder will pass to the Purchaser good and valid title to the Purchaser Shares, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim created or suffered by the Seller, (c) as described in the Prospectus, without giving effect to the transactions contemplated hereby, the Seller and its affiliates beneficially own shares of Common Stock representing approximately 61% of the outstanding Common Stock, and the individual who serves as Chairman and Chief Executive Officer of the Seller also serves as Chairman and Chief Creative Officer of Atari, (d) the Seller has not directly or indirectly disclosed to the Purchaser any nonpublic information that it believes to be material with respect to Atari or the transactions contemplated hereby, and (e) to the Seller's knowledge, the Registration Statement and Prospectus do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          9. The Purchaser represents and warrants that, as of the date hereof and the time of the Closing, it (a) is a sophisticated investor and has such knowledge and experience in financial and business matters and expertise in assessing investment risk, (b) is capable of evaluating the merits, risks and suitability of investing in the Purchaser Shares and (c) is able to bear the economic risks of, and an entire loss of, its investment in the Purchaser Shares.
          10. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York.
          11. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.
          12. This Agreement may be executed in two or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one instrument, and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.
          13. The parties' representations and warranties herein will survive the Closing.


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          Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

                                   Name of Purchaser:

                                   _____________________________________________
                                   _____


                                   By:__________________________________________
                                        Name:
                                        Title:
                                   Address:_____________________________________
                                   _____________________________________________
                                   _____________________________________________
                                   Tax ID No.:__________________________________
                                   Contact Name:________________________________
                                   Contact Fax Number:__________________________
                                   Contact Email:_______________________________
                                   Contact Telephone Number:____________________
                                   Name in which book-entry should be made (if
                                   different):__________________________________
                                   Broker:______________________________________
                                   Broker Contact Name:_________________________
                                   Broker Phone Number:_________________________
                                   Broker Fax:__________________________________
                                   Broker Email:________________________________
                                   DTC Account Number:__________________________




AGREED AND ACCEPTED:

CALIFORNIA U.S. HOLDINGS, INC.



By:__________________________________
     Name:
     Title: